Exhibit 99.1

PRESS RELEASE

Miranda Curtis Nominated for Election to the Board of Liberty Global following resignation as President of Liberty Global Japan

Englewood, Colorado — April 5th, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that Miranda Curtis, President of Liberty Global Japan since 2005, has resigned from her position following the successful completion of the sale of LGI’s ownership interests in Jupiter Telecommunications Co., Ltd. (“J:COM”). In addition, Miranda Curtis has been nominated for election to the Board of Directors of Liberty Global at the upcoming 2010 Annual Meeting of Stockholders.

Mike Fries, President and CEO of Liberty Global, said: “Miranda has been instrumental to our success in Japan. Under her leadership, J:COM developed into one of our best performing operations. Her diplomatic and managerial skills have been of great value to the Company, and I am personally very pleased that we’ll be able to continue our working relationship at the board level.”

John Malone, Chairman of the Board of Directors of LGI added: “Miranda and I have worked together in one capacity or another for nearly 20 years. Her knowledge of our international business, and the media and communications landscape, is extensive. I could not think of a better addition to LGI’s board.”

Miranda Curtis has been responsible for overseeing all of Liberty Global’s investments in Japan. Ms. Curtis has managed activities in Japan for Liberty Global and its predecessor companies since 1995, and has been focused full-time on the Japanese market since 2002. Prior to that, Ms. Curtis was responsible for the cable and programming activities of one of our predecessor companies in Asia and Continental Europe, with a primary focus on business development and the management of complex international distribution and content joint ventures. Ms. Curtis has over 30 years of experience in the international media and telecommunications industry. Ms. Curtis also served on the Board of Telewest Communications plc (1998-2002), Flextech plc (1998-2000) and J:COM (1995—March 2010). Ms. Curtis currently serves as a director of National Express Group plc and is a member of the Board of Governors of the London based Institute for Government.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of February 21, 2010, Liberty Global operated state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202